As filed with the Securities and Exchange Commission on February 21, 1997


         Registration No. 333-22239


--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        --------------------------------


                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                            -------------------------


                            AEROCENTURY FUND IV, INC.
                            A California Corporation
             (Exact name of registrant as specified in its charter)

                          1440 Chapin Avenue, Suite 310
                          Burlingame, California 94010
                                 (415) 696-3900
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                 Neal D. Crispin
                          1440 Chapin Avenue, Suite 310
                          Burlingame, California 94010
                                 (415) 696-3900
               (Address, including zip code, and telephone number,
                   including, area code, of agent for service)


                                    Copy to:
                              Stephen C. Ryan, Esq.
                          Stephen C. Ryan & Associates
                          115 Sansome Street, Suite 310
                         San Francisco, California 94104

        Approximate date of commencement of proposed sale to the public:
       As soon as practical after the effective date of this Registration
                                    Statement

        If any of the securities being registered on this Form are to be offered on a delayed or continuing basis pursuant to Rule 415 under the Securities Act of 1933 check the following box [ X ]

--------------------------------------------------------------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS     (SUBJECT TO COMPLETION Dated April 10, 1997)

         AEROCENTURY FUND IV, INC.
         10% SECURED PROMISSORY NOTES
                                                DUE APRIL 30, 2005
         $10,000,000


AeroCentury Fund IV, Inc., a California corporation (the "Company") is hereby offering up to $10,000,000 in 10% Secured Promissory Notes ("Notes"). Each Note shall be issued at a price of $1,000 and will mature on April 30, 2005, unless such maturity date is extended for up to six months at the option of the Company. The Notes will bear simple interest at an annual rate of 10% per annum (See "DESCRIPTION OF THE COMPANY'S SECURITIES--THE NOTES").

The Company's only business will be to acquire income producing assets ("Income Producing Assets"). The Company anticipates that these assets will consist mainly of aircraft, aircraft engines, aircraft parts or other aircraft equipment (collectively "Equipment"). The Equipment will generally be leased to third party lessees ("lessees") subject to operating or full payout leases ("Leases"), and the Company will be assigned all rights as lessor, including the right to receive rental payments, under those Leases. (See "BUSINESS OF THE COMPANY"). The Notes will be secured by a first priority security interest in the Income Producing Assets purchased using the Note proceeds and any assets purchased using resale proceeds or income received therefrom (collectively, the "Collateral").


The offering will terminate on May 1, 1999, unless sooner terminated by the Company, in its sole discretion (See "PLAN OF DISTRIBUTION"). However, if a minimum of $500,000 in aggregate purchase price of the Notes has not been subscribed for within twelve (12) months after the effective date of the offering, the offering will be terminated and the escrowed funds, plus any interest earned thereon, will promptly be returned to investors. The Notes offered hereby will not be listed on any securities exchange and there can be no assurance that there will be a secondary market for such securities.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY ENTAILS CERTAIN RISKS (SEE "RISK FACTORS"). THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR THE ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                                       BROKERS' COMMISSIONS(2) AND      PROCEEDS TO
                                PRICE TO PUBLIC(1)      OTHER OFFERING EXPENSES(3)        COMPANY

Per Note                            $     1,000                $      100                $      900
Total Minimum                       $   500,000                $   50,000                $  450,000
Total Maximum                       $10,000,000                $1,000,000                $9,000,000

(Footnotes on following page)




         THE DATE OF THIS PROSPECTUS IS APRIL 10, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(Footnotes from cover page)

(1) The Notes are issuable in denominations of $1,000 and integral multiples thereof, subject to a minimum purchase by each investor of $5,000. However, for Individual Retirement Accounts ("IRAs") the minimum purchase shall be $2,000. Investor funds will be held in an interest-bearing escrow account with First Security Bank, National Association, until a minimum of $500,000 in aggregate purchase price of Notes are sold. On or before May 1, 1998 both (i) the minimum amount of Notes must be subscribed, and (ii) an initial Income Producing Asset for purchase must be specified, or the offering will be terminated, and the escrowed funds, plus any interest earned thereon, will be promptly returned to the investors by the escrow agent. Upon reaching the Minimum Offering Amount of $500,000, the escrowed funds may be released to the Company. Any subsequent sales proceeds from Notes will be immediately available for use by the Company; however, the Company anticipates that it will accept subsequent subscriptions and release from escrow proceeds from such subscriptions at monthly closings until the Termination Date. All subscriptions are subject to the right of the Company to reject any subscription in whole or in part.



(2) The Notes are being offered on a "best efforts" basis by Crispin Koehler Securities ("CKS" or the "Sales Agent") and any other licensed broker-dealers that may be engaged by the Company and that are members of the National Association of Securities Dealers, Inc. A "best-efforts" offering means that the licensed broker-dealers engaged by the Company will act as the Company's agent to sell the Notes. There is no obligation on behalf of these licensed broker-dealers to purchase any of the Notes being offered for the purpose of resale to the public. The Company has agreed to pay soliciting broker-dealers, in consideration for their services, a sales commission of 6.0%. The Company will also pay to CKS an unallocated due diligence and marketing fee of 2.0% to cover certain marketing and selling expenses, a portion of which may be reallowed by CKS to certain participating broker-dealers. The Company has agreed to indemnify CKS against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Consists of reimbursement of offering and other expenses ("Organization and Offering Expense Reimbursement") equal to up to 2.0% payable by the Company to its parent, JetFleet Management Corp. ("JMC") for miscellaneous costs and expenses and allocated general administrative and overhead expenses relating to the offering borne by JMC and for reimbursement of expenses borne by JMC in connection with the offering and organization of the Company such as costs of registration, legal, accounting, printing, trustee fees, marketing (including advertising and assisting participating broker-dealers). Such Organization and Offering Expense Reimbursement in excess of 2.0% will be paid to JMC in the form of Common Stock of the Company, sold at a price of $1.00 per share. In no event will the Organization and Offering Expense Reimbursement exceed $200,000.




The Company has filed a Form SB-2 Registration Statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") with respect to the Notes offered pursuant to this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits thereto. For further information, reference is made to the Registration Statement and amendments thereof and to the exhibits thereto, which are available for inspection without charge via the Internet on the Commissions's web site at http://www.sec.gov or at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.



UNTIL APRIL 10, 1997 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

THE INCOME PRODUCING          The Company's only business will be to acquire
ASSETS - Page 2               income producing assets ("Income Producing
                              Assets"). The Company anticipates that these assets will consist mainly of aircraft, aircraft engines, aircraft parts or other transportation industry equipment (collectively, "Equipment").
                              The equipment will generally be subject to pre-existing operating or full payout leases
                              ("Leases") with third parties (Lessees") and the Company will be assigned all rights as lessor of the Equipment, including the right to receive rental revenue. The Company may also, however, acquire indebtedness (for example, promissory notes) secured by Equipment and/or leases therefor, or income streams from Leases
                              (collectively referred to as "Financial Asset").
                              The Company has not at this time identified a particular asset for acquisition guidelines set forth in this Prospectus. The Company anticipates that it, like JetFleet Aircraft, L.P.
                              ("JetFleet I"), JetFleet Aircraft II, L.P.
                              ("JetFleet II") and JetFleet III, prior equipment syndication programs affiliated with the Company
                              (collectively, the "JetFleet Programs"), will focus primarily on the acquisition of turbo-prop aircraft, but the Company's acquisition policies will not restrict the Company with respect to the Income Producing Assets it may require (See
                              "BUSINESS OF THE COMPANY-ACQUISITION POLICIES").


OFFERING AMOUNT AND           Up to $10,000,000 in aggregate purchase price of
ESCROW                        Notes.  Investor funds will be held in an
                              interest-bearing account until subscriptions for
                              $500,000 of the Notes have been received (See
                              "PLAN OF DISTRIBUTION"). Any subsequent sales proceeds from Notes will be immediately available for use by the Company; however, the Company anticipates that it will accept subsequent subscriptions and release from escrow proceeds from such subscriptions at monthly closings until the Termination Date.

DENOMINATIONS                 The Notes will be issued in fully registered form
                              in denominations of $1,000 and integral multiples thereof, subject to a minimum purchase by each investor of at least $5,000, or in the case of Individual Retirement Accounts (IRAs) a minimum purchase of $2,000.

DESCRIPTION OF THE NOTES - Page 3

General Each Note will accrue simple interest at a simple interest rate of 10% per annum on the principal amount. All principal and interest due under all the Notes will be due on the same maturity date
                              (the "Maturity Date") which shall be April 30, 2005, unless extended for up to six months at the sole discretion of the Company. (See "DESCRIPTION OF THE COMPANY'S SECURITIES --
                              The Notes").

Interest Payment              Interest will be calculated quarterly.  Interest
                              is due and payable on the 1st day of each February, May, August and November (or the next
                              Business Day following such date, if the 1st falls on a day other than a Business Day) for interest accrued in the prior calendar quarter.

                              Principal and all accrued and unpaid interest will be due on the Maturity Date. The record date for each payment or compounding of interest on the Notes is the close of business on the 15th of the month prior to the calendar month in which such payment date occurs for that payment.

Collateral Securing the       The Company's obligations under the Notes will be
Notes                         recourse obligations of the Company secured by a
                              security interest in all of the Company's right, title and interest in the Income Producing Assests acquired by the Company using the net offering proceeds of this Offering, and any proceeds of such Income Producing Assets collectively, the "Collateral").



Prepayment                    The Company, in its sole discretion, may prepay
                              all or any portion of the outstanding principal under the Notes, beginning May 1, 2000.
                              Prepayments will be made on all notes to noteholders on a pro rata basis, such that the same percentage of indebtness is prepaid to all Noteholders.


The Trust Indenture           The Notes will be issued pursuant to a Trust
                              Indenture between the Company and First Security
                              Bank, National Association, as Indenture Trustee.
                              The Trust Indenture sets forth certain rights of the Indenture Trustee against the Company for the benefit of the Noteholders should the Company default on its obligations under the Notes. In addition, the Trust Indenture requires the establishment of a sinking fund account from which repayment of the outstanding principal of the Notes will be partially funded. Upon an Event of Default (as defined in the Trust Indenture) with respect to the Notes, the Trustee has certain remedies against the Company, including acceleration of all Note indebtedness and/or foreclosure upon and sale of the Collateral.

The Sinking Fund Account      Beginning May 1, 2003, all net cash flow of the
                              Company with respect to the Collateral and all net resale proceeds of the Collateral will be transferred to a trust account controlled by the Trustee (the Sinking Fund Account") and retained by the Trustee for payment of a portion of the principal outstanding under the Notes.

THE MANAGEMENT                The Income Producing Asset portfolio and the
AGREEMENT                     leases for Equipment will be managed and
                              administered on the behalf of the Company under the terms of a Management Agreement between the Company and JetFleet Management Corp. ("JMC").
                              JMC is a California corporation formed in January 1994, and whose principal offices are located at 1440 Chapin Avenue, Suite 310,
                              Burlingame, California 94010. JMC is obligated pursuant to the Management Agreement, subject to the limitations set forth therein, to provide its services with regard to managing the Company's
                              Income Producing Asset portfolio and administering the Leases for Equipment on behalf of the Company.
                              Under the Management Agreement, so long as the Company remains in existence, on the 1st day of each calendar quarter, JMC shall receive a quarterly management fee equal to 0.5% of the Aggregate Gross Offering Proceeds received by the
                              Company up through the last day of such calendar quarter. In addition, JMC and/or its affiliates will be reimbursed for certain accountable expenses paid to unaffiliated third parties by JMC in connection with the administration and management of the Company (See "MANAGEMENT" and TABLE OF COMPENSATION TO MANAGEMENT COMPANY AND
                              ITS AFFILIATES").

                              JMC is an integrated aircraft management, marketing and financing business. In addition to its activities in connection with the sponsoring of investment entities such as the Company, JMC is or will be engaged in the following activities:
                              (i) Asset Management-Asset management involves several activities: remarketing owned aircraft, lease origination, and buying and selling assets;
                              (ii) Aircraft Marketing-JMC supports the acquisition and remarketing of its existing base of assets managed and leased; and provides a profitable remarketing and sales service to unaffiliated owners, lessors, and lessees of aircraft; and (iii) Aircraft Financing-JMC is engaged in financing assets that are difficult to finance utilizing conventional bank lending techniques.



USE OF PROCEEDS               Net proceeds of approximately $9,000,000
                              (assuming the maximum offering amount is received) will be used for the purchased of Income Producing
                              Assets (See "ESTIMATED USE OF PROCEEDS").



PLAN OF DISTRIBUTION          The Notes will be sold on a "best efforts" basis
                              Crispin Koehler Securities, and by other participating broker-dealers that are required to offer and sell the Notes in a particular state as engaged by CKS and the Company and that are members of the National Association of Securities
                              Dealers (See 'PLAN OF DISTRIBUTION').

LIQUIDATION OF NOTES          There is no established trading market for the
                              Notes, and the Notes will not be listed on any securities exchange. The Sales Agent has advised the Company that they may from time to time purchase and sell Notes on the secondary market, as permitted by applicable laws and regulations, and in accordance with Rile 15(c)(2)-11 under the Exchange Act. The Company anticipates that other members of the selling group may also engage in such activities. Neither will be obligated, however, to make any such purchases and sales and each, in its sole discretion, may discontinue any such purchases and sales any time without notice to any party. There can be no assurance that there

                                  RISK FACTORS - Page 6

AN INVESTMENT IN THE NOTES INVOLVES A HIGH DEGREE OF RISK, AND, THEREFORE,
SHOULD BE CONSIDERED EXTREMELY SPECULATIVE.   NOTES SHOULD NOT BE PURCHASED BY
PERSONS WHO CANNOT AFFORD THE POSSIBILITY OF THE LOSS OF THE ENTIRE INVESTMENT. IN CONSIDERING A PURCHASE OF THESE SECURITIES, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE RISKS INVOLVED, INCLUDING THE FOLLOWING (NOT NECESSARILY PRESENTED IN THE ORDER OF MAGNITUDE OF RISK):

INVESTMENT RISKS

Risks arise because an investment in the Company is the purchase of a debt security.

     1. LACK OF DIVERSIFICATION. The maximum offering amount under this offering is $10,000,000, but the minimum offering amount is $500,000. To the extent that the Company sells less than all of the Notes, the number of different Income Producing Assets in which it will invest will be reduced. This reduction in diversification may increase the risks of an investment in the Notes, since the payment of the Notes will be recourse only to Income Producing Assets. If only the Minimum Offering is achieved, the Company may acquire only a single item of Equipment or an interest in such (See "BUSINESS OF THE COMPANY--Acquisition Policies" and "ESTIMATED USE OF
PROCEEDS").

     2.   NOTEHOLDERS' LIMITED RIGHTS. Noteholders will have no right to take part in the management or control of the business of the Company, and have only those rights as set forth in the Trust Indenture. Consequently, the purchasers of Notes must be willing to entrust all aspects of management and control of the
 Company to the officers and directors of the Company and to JMC, in its capacity as the management company (See "THE TRUST INDENTURE" and "DESCRIPTION OF THE COMPANY'S SECURITIES").



     3. COMPENSATION TO THE MANAGEMENT COMPANY AND ITS AFFILIATES. The Manage-ment Company and its Affiliates will receive fees and other compensation from the Company, much of which will be payable regardless of the profitability of the Company's operations. In addition, there will be certain fixed expenses paid to third parties regardless of the gross offering amount sold (See "DESCRIPTION OF THE COMPANY'S SECURITIES --THE NOTES -- Allowed Expenses"). In order to enable the Company to make its required payments under the Notes, the Company must generate revenues from operations and sales proceeds in excess of the sum of (a) the Company's fixed and other expenses and the amount of the fees and other compensation payable to the Management Company and its Affiliates as well as (b) the amount of Purchase Price and other costs of the assets it acquires (See "TABLE OF COMPENSATION TO MANAGEMENT COMPANY AND ITS AFFILIATES" and "CONFLICTS OF INTEREST--Compensation Payable to JMC"). Certain fees, such as Organizational and Offering Expense Reimbursement and the Management Fee payable to the Management Company shall, in the aggregate, increase with the amount of Notes sold. Other fees, such as brokerage fees will be payable on a per-transaction basis, and though the Number of Units sold will likely increase the number of aircraft acquisition transactions, such fees may not necessarily increase proportionately as the amount of Notes sold increases.



     4. LIQUIDITY OF NOTES--NO TRADING MARKET. There is no established trading 2market for the Notes and none is likely to develop, and the Notes will not be listed on any securities exchange. The Sales Agent has advised the Company that it may from time to time purchase and sell Notes in the secondary market, as permitted by applicable laws and regulations, and in accordance with Rule 15(c)(2)-11 under the Exchange Act. The Company anticipates that other members of the selling group may also engage in such activities. Neither will be obligated, however, to make any such purchases and sales and each, in its sole discretion, may discontinue any such purchases and sales any time without notice to any party. Furthermore, resale of the Notes may be restricted under the securities laws of certain states.

     5. SOLE SOURCE OF PAYMENT ON THE NOTES. The primary source of payment on the Notes available shall be the rentals or other income received from the leases or proceeds from the resale of the Collateral acquired by the Company. Because the Notes are full recourse obligations of the Company, if those funds are insufficient, then the Noteholders, upon a default may proceed against the Company's other assets, if any. No other entity or person is guaranteeing the obligation of the Company to pay the principal and interest due on the Notes. (See "MANAGEMENT DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION OF THE COMPANY--Liquidity and Capital Resources").



     6. SALE OF ASSETS TO CURE PAYMENT DEFAULT. The Company and/or the Indenture Trustee have certain authority to sell Income Producing Assets of the Company in the event that the Company fails to make a required interest payment within 90 days of its due date. Under certain circumstances, the Company is authorized under the Trust Indenture to sell Income Producing Assets and apply those proceeds toward the overdue interest payment (See "THE TRUST INDENTURE-- Events of Default"). Any sale of Income Producing Assets to cure a default in payment of interest would decrease the amount of Income Producing Assets of the Company that are available to generate income for repayment of the Notes and are eventually liquidated by the Company to repay the Note principal. Thus, such early sales may make it more difficult to meet its obligation to make future interest payments and/or pay off the Note principal at the Maturity Date.

     7. PREPAYMENT ON NOTE BY COMPANY. Though the Notes have an approximate eight year term, the Company may, in its sole discretion, prepay principal due under the Notes at any time beginning May 1, 2000 (See "DESCRIPTION OF THE COMPANY'S SECURITIES--THE NOTES"). Thus, investors who are seeking interest income may need to reinvest the prepaid principal in other investments after such prepayment. There is no assurance that other investments with comparable yields to the Notes will be available at the time of the Company's prepayment.



     8. COLLECTIONS; RETURN ON LEASES; RESIDUAL VALUE OF EQUIPMENT. The Company intends to meet its obligations on the Notes by acquiring Income Producing Assets. The revenue from such assets and the resale proceeds of the assets will be the source for repayment of the Notes. The current monthly yield earned by JetFleet III, the most recently sponsored affiliated program, on its portfolio of assets is 1.50% (See "THE MANAGEMENT COMPANY AND ITS AFFILIATES").



     As an example, in order to repay the Notes in full at the Maturity, if the Company has a monthly average yield of 1.50% on its Income Producing Assets over the term of the Notes, the acquired Income Producing Assets would have to have a residual value at the maturity of the Note equal to 75% of its original purchase price. To the extent that the rental yield on Income Producing Assets is higher, the residual value required to be attained on the Company's assets in order for the Company to meet its obligations under the Notes will be lower than 75% and vice versa.

     As a consequence of the foregoing, the Company will endeavor to choose a portfolio of Assets whose net rental payments and the resale proceeds, after deduction of Allowed Expenses, would be sufficient to make the required payments on the Notes. Nevertheless, the actual rental return rates for the Company's Equipment over the term of the Notes are impossible to predict precisely. If the initial lease rental is no collected as expected by the Company, or the re-lease rental or resale proceeds are not consistent with anticipated values for the Equipment, the Company's ability to make the required payments on the Notes would be adversely affected.

     9. SUFFICIENCY OF SINKING FUND. Beginning May 1, 2003, the Company will transfer all Net Cash Flow and all Net Resale Proceeds from the Collateral to the Sinking Fund Account. Such proceeds will be retained by the Trustee in the Sinking Fund Account to partially fund repayment of the principal of the Notes at maturity on November 1, 2003. The remainder of the repayment of the Note principal amount is expected to be from the resale proceeds of the Equipment or Financial Assets. Consequently, it is anticipated the Company will be unable to repay principal owed under the Notes solely from the Sinking Fund Account at the Maturity Date (See "DESCRIPTION OF THE COMPANY'S SECURITIES--THE NOTES--The Sinking Fund Account").

     10. SUFFICIENCY OF COLLATERAL. If the Company defaults on the Notes, the Trustee, on behalf of the Noteholders, will be entitled to foreclose on the Collateral which secures the Notes. There is no assurance that the value of the Collateral will be sufficient to satisfy any such claims of Noteholders, or that the Collateral will not

     9. ABSENCE OF CENTRAL RECORDING SYSTEM FOR CERTAIN EQUIPMENT--POSSIBILITY OF ADVERSE LIENS. Aircraft equipment other than airframes and aircraft engines attached and leased with an airframe are not eligible for separate registration with the FAA under the Aviation Act and therefore are not subject to the same protection that the central recording system affords owners of aircraft generally. However, liens against jet engines attached to aircraft but leased separately may be recorded with the FAA. Accordingly, the Company intends to record with the FAA a copy of each separate lease of aircraft engines included in the Company's Equipment portfolio. In addition, the Company intends to file notices under the Uniform Commercial Code with respect to any lease of Equipment.

     10. RISKS RELATING TO FINANCIAL ASSETS. Generally, an investment in Financial Assets will not entail as many risks as a direct investment in Equipment, but if the Payer defaults and the Company forecloses on the asset securing the Financial Asset, the Company may assume ownership of the equipment (See "BUSINESS OF THE COMPANY--ACQUISITION POLICIES--Financial Assets"). In such a case, the ability of the Company to make its anticipated return on the Financial Asset would be subject to the risks relating to ownership, leasing, resale and remarketing of Equipment discussed herein with respect to Equipment acquired by the Company.

TAX AND ERISA RISKS

     1. TAX CHARACTERIZATION OF THE NOTES. The Notes should be characterized as true indebtedness, as opposed to some form of equity, joint venture or financing arrangement, for federal income tax purposes because (1) there is a stated interest rate and a fixed maturity date, (2) the Notes contain no provision for sharing of profits and losses, (3) the Notes are or will be secured by the Collateral, (4) the Company's obligation to pay principal and interest to Noteholders is senior to any obligation to make distributions to shareholders, and (5) it is the intention of the parties, who are unrelated, to create a debtor-creditor relationship. Such a characterization is a factual matter, however, and there are certain other factors present, such as the amount of Company equity relative to the amount of the Notes outstanding, which would undermine the characterization of the Notes as debt. Accordingly, there can be no assurance that the Service will not attempt to recharacterize the Notes in whole or in part as some form of equity interest and that any such attempt will not succeed. If the Notes are recharacterized in their entirety or in part as equity, some or all of the interest paid on the Notes may not be deductible by the Company and might be treated as unrelated business taxable income to the Noteholders who are tax-exempt investors (See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS").



     2. NO SHARE IN COMPANY TAX BENEFITS AND LIMITED SHARE OF REVENUES. Noteholders will not receive any tax deductions from the Company's operations, and, in general, all interest be taxable income to such Noteholders when received by them in cash (See "DESCRIPTION OF COMPANY'S SECURITIES").



     3. INVESTMENT BY TAX EXEMPT INVESTORS. In considering whether an invest-ment in the Notes of a portion of the assets of a trust of a pension or profit-sharing plan qualified under Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) is appropriate, a fiduciary should consider
(i) whether the investment satisfies the diversification requirements of Section 404 of the Employee Retirement Income Security Act of 1974 ("ERISA"); (ii) whether the investment is prudent, since there is likely to be only a thinly traded market, if any, in which he can sell or otherwise dispose of the Notes;
and (iii) whether the Notes constitute "Plan Assets" under ERISA.   If a Tax-
Exempt Investor borrows funds to purchase the Notes, this investment may not be appropriate as it would likely give rise to unrelated business taxable income (See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS--Purchase of Notes by Exempt Plans and Other Exempt
Organizations").

     4. CHANGES IN TAX LAW. Changes in the tax laws could affect any antici-pated tax treatment associated with an investment in Notes. In recent years, President Clinton has proposed budget legislation which would have treated certain hybrid debt instruments as equity to the borrower while still maintaining debt status to the holders of the instruments. While such proposals have not been acted upon , and in their then proposed form would not have been directly applicable to the Notes, any further extension of such concepts in future legislation could result in all or part of the Notes being treated as equity to the Company or, possibly the Noteholders. Also, there is no assurance that adverse changes in the interpretation of applicable tax laws will not be made by administrators or judges. Administrative or judicial changes may or may not be retroactive with respect to transactions entered into prior to the date on which such changes take effect. Periodic consultations with an investor's professional advisor may be necessary given the possibility of such changes.


                           ESTIMATED USE OF PROCEEDS


The following table sets forth information concerning the estimated uses of proceeds from the sale of Notes assuming that the Company achieves, alternatively, the Minimum or Maximum Offering. As indicated in the table, approximately 90% of the Aggregate Gross Offering Proceeds is expected to be available for the purchase of Income Producing Assets or interests therein and operation of the Company, after deduction of all Organizational and Offering Expenses, and fees and other amounts payable to third parties.



     See "BUSINESS OF THE COMPANY--ACQUISITION POLICIES" for descriptions of the types of assets to be identified for acquisition by the Company initially that may be acquired by the Company.


                                                       Minimum Offering         Maximum Offering
                                                         (500 Notes(1)           (10,000 Notes)


Gross Offering Proceeds                               $500,000   100.00%        $10,000,000    100.00%
Less Organization and Offering Expenses:
     Sales Commissions (2)                              40,000     8.00%            800,000      8.00%
     Organization and Offering
       Expense Reimbursement (3)                        10,000     2.00%            200,000      2.00%
                                                      ________    _____         ___________    ______
Net Offering Proceeds                                 $450,000    90.00%        $ 9,000,000     90.00%
                                                      ========    =====         ===========    ======

---------------------------

(1) The amount of the Minimum Offering will not be less than $500,000.

(2) The Company will pay soliciting broker-dealers, in consideration for their services, a sales commission of 6.0% and pay to CKS an unallocated due diligence and marketing fee of 2.0% to cover certain marketing and selling expense, a portion of which may be reallowed to certain soliciting broker-dealers, in the discretion of CKS.

(3) The Organization and Offering Expense Reimbursement is payable to JMC in an amount equal to 2.0% of Aggregate Gross Offering Proceeds (See "CONFLICTS OF INTEREST--Compensation Payable to JMC And Its Affiliates" and "TABLE OF COMPENSATION TO MANAGEMENT COMPANY AND ITS AFFILIATES"). To the extent JMC incurs expenses in excess of the 2.0% limit, such excess expenses will be repaid to JMC in the form of Common Stock issued at a price of $1.00 per share. In no event will the Organization and Offering ExpenseReimbursement exceed $200,000.

                                 CAPITALIZATION



The following table sets forth the capitalization of the Company as of February 15, 1997, and as adjusted.





                                        PRIOR TO OFFERING     IF MINIMUM         IF MAXIMUM
                                                             OFFERING SOLD       OFFERING SOLD

                                        Number   Amount      Number   Amount     Number    Amount



Common Stock(1)                         10,000   $10,000     210,000  $210,000   410,000   $   410,000
(100,000 Shares Authorized)

Secured Notes                                0   $     0         500  $500,000    10,000   $10,000,000

-----------------------------------




(1) To the extent JMC incurs Organizational and Offering Expenses on behalf of the Company in excess of 2.0% of the Aggregate Gross Offering Proceeds, such unreimbursed expenses will be converted into Common Stock of the Company, to be issued at the price of $1.00 per share. In no event will the Organization and Offering Expense Reimbursement exceed $200,000. JMC, the sole shareholder of the Company, will contribute additional equity capital to the Company in the form of an additional investment in Common Stock, at a price of $1.00 per share, upon each Closing equal to 4% of the subscription proceeds accepted at such Closing.

                    DESCRIPTION OF THE COMPANY'S SECURITIES - Page 17

THE NOTES



     GENERAL. The Notes will be recourse obligations of the Company issued pursuant to an Indenture of Trust, dated April 10, 1997 (the "Trust Indenture"), between the Company and First Security Bank, National Association, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary and the summary included under "THE TRUST INDENTURE" discuss the material provisions of the Trust Indenture. The Company has not sought and is not required by the Trust Indenture or any other document to obtain a rating of the Notes by a rating agency.



     ISSUANCE OF NOTES; TRANSFERS. The Notes will be issued in fully registered form in denominations of $1,000 subject to the minimum amount of 5,000 or ($2,000 for IRAs). (Trust Indenture, Section 3.02.) The Trustee will charge a fee of $10.00 for any transfer or exchange of a Note, and may require the transferor to pay any governmental fees or charges in connection with the transfer. (Trust Indenture, Section 3.05.) Each Note will have a maturity date ("Maturity Date") of April 30, 2005; provided that the Company, in its sole discretion upon written notice to the Trustee, may extend such Maturity Date for up to six months.

     PAYMENTS OF PRINCIPAL AND INTEREST ON THE SECURED NOTES. ~The Notes will earn fixed interest on the $1,000 Note principal amount, calculated quarterly, from the date of issuance at the rate of 10% simple interest per annum.

     PERIODIC INTEREST PAYMENTS. Interest will be calculated quarterly. Interest is due and payable on the 1st day of each, February, May, August and November (or the next following Business Day if the 1st is not a Business Day) (each such date a "Payment Date") for interest accrued in the prior calendar quarter. Principal and all accrued and unpaid interest will be due on the Maturity Date. The record date for each payment on the Note ("Record Date") is the close of business on the 15th of the calendar month prior to the month in which such Payment Date occurs for that payment. The Company may not make any prepayments of principal upon the Note until after April 30, 2005. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

     PAYMENTS OF PRINCIPAL AND INTEREST GENERALLY. All payments will be made by check mailed by the Trustee to Noteholders registered as of the close of business on the fifteenth day of the month prior to the calendar month in which the Payment Date occurs at their addresses appearing on the Register, except that the payment of principal and final payment of interest on each Note will be made only upon presentation and surrender of such Note on or after the Stated Maturity at the office of the Trustee. (Trust Indenture, Section 5.1.). The Company expects to use rental and resale proceeds of the Income Producing Assets to make the required payments under the Note. If the Company is unable to make all or any portion of an interest payment under the Note, the unpaid interest shall accrue and become payable in full at the Maturity Date. Accrued but unpaid interest shall not bear interest.

     All principal and interest due under the Notes will be due on their Maturity Date (the "Maturity Date") which shall be April 30, 2005, unless extended to a date up to six months later at the sole discretion of the Company.

     Upon an Event of Default (as defined in the Trust Indenture) with respect to the Notes, the Trustee has certain remedies against the Company, including acceleration of all Note indebtedness and/or foreclosure upon and sale of the Collateral.

     SOURCE OF PAYMENT ON THE NOTES. The only source of payment of principal and interest on the Notes shall be from the income generated by the Company's Income Producing Assets and proceeds of the resale of such assets. The Company will have no other assets nor is any other entity or person guaranteeing the obligations of the Company to pay the principal and interest due on the Notes.



     PREPAYMENT. The Company, in its sole discretion, may prepay all or any portion of the outstanding principal under the Notes, beginning May 1, 2000. Prepayments will be made on all notes to noteholders on a pro rata basis, such that the same percentage of indebtedness is prepaid to all Noteholders.



     SECURITY FOR THE NOTES. The Collateral securing the Notes will consist of all of the Company's right, title and interest in Income Producing Assets acquired by the Company using the proceeds of the Notes or the proceeds or income from such acquired Income Producing Assets. The Company may, upon notice to the Trustee, subordinate the lien of the Noteholders in an Income Producing Asset acquired using third party acquisition financing to the lien of a third party lender; provided, however, that no Note proceeds are used in the acquisition of such Income Producing Asset.

     THE SINKING FUND ACCOUNT. The Company shall establish prior to the initial authentication and delivery of the Notes, in the name of the Trustee, a trust account at a First Security Bank, National Association (the "Sinking Fund Account"). The Sinking Fund Account will relate solely to the Notes. Funds in the Sinking Fund Account will not be commingled with any other moneys of JMC or the Company. All moneys deposited from time to time in the Sinking Fund Account will be held by the Trustee as part of the Trust Estate. Withdrawals of any funds from the Sinking Fund Account will be controlled by the Trustee. All payments of amounts due and payable with respect to the Notes which are to be made from amounts withdrawn from the Sinking Fund Account will be made on behalf of the Company by the Trustee, and no amounts so withdrawn from the Sinking Fund Account will be paid over to the Company. The funds in the Sinking Fund Account will be employed by the Trustee to repay principal due under the Notes on the Maturity Date or an earlier prepayment date.

     All Net Resale Proceeds and all Net Cash Flow of the Company with respect to the Collateral received beginning May 1, 2003, will no longer be available to the Company for acquisition of additional assets and will be deposited into and held, along with the income earned thereon, by the Trustee in the Sinking Fund Account for repayment of the Notes. No schedule of minimum required payments into the Sinking Fund will exist.

     ALLOWED EXPENSES. Revenue from Income Producing Assets will be applied first toward certain expenses of the Company, then toward required payments under the Notes, then toward either reinvestment into additional Income Producing Assets or deposits into the Sinking Fund or other Payment Accounts. Listed below is a summary of such expenses.



     ALLOWED EXPENSES                        ESTIMATED AMOUNT


     Initial Trustee Fees                    $ 3,000

     Annual Administration, Note Interest    $ 8,500
     Processing and Registrar Services

     Annual Escrow Fee                       $10,000

     Management Fee                          .50% of the Company's Aggregate
                                             Gross Offering Proceeds (payable
                                             quarterly in arrears for as long as
                                             the Company is in existence)

     Annual Legal and Accounting, General
     and Administrative Expenses and
     Reimbursements Payable to Third
     Parties                                 $50,000

     Federal Income Taxes                    15% - 39%

     California Income Taxes                 9.3%


                              THE TRUST INDENTURE - Page 20



The following summary together with the discussion of the Trust Indenture contained in "DESCRIPTION OF
THE COMPANY'S SECURITIES" describes the material provisions of the Trust Indenture. The Trust Indenture will not be qualified under the Trust Indenture Act of 1939 (the "1939 Act"), pursuant to an exemption from qualification provided for thereunder. Consequently, the provisions of the 1939 Act do not apply to the Trust Indenture.



     MODIFICATION OF TRUST INDENTURE. With the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Notes, the Trustee and the Company may amend or supplement the Trust Indenture or the Notes, except as provided below. Notice of any such amendment of the Trust Indenture or the Notes will be mailed to all of the Noteholders by the Company promptly after the effectiveness thereof.

     The Company and the Trustee may also amend or supplement the Trust Indenture or the Notes, without obtaining the consent of Noteholders, to cure ambiguities or make minor corrections and, among other things, to make any change that does not adversely affect the interests of the Noteholders
(Trust Indenture, Section 11.01).

     EVENTS OF DEFAULT. An Event of Default with respect to the Notes is defined in the Trust Indenture as being: (a) the failure of the Company to make any interest payment on the Notes within ninety (90) days after its due date;
(b) the failure of the Company to repay all indebtedness under the Notes within sixty (60) days after the Maturity Date; (c) effectiveness of the Trust Indenture or of the security interest granted thereby, the improper amendment or the breach or default in the performance of any covenant or agreement of the Company in the Indenture or related security interest documents (other than those covered in (a) and (b) above, and the continuance of any such default for a period of thirty (30) days after notice to the Company by the Trustee or to the Company and the Trustee by the Noteholders representing at least a 25% Vote of the Outstanding Notes; (d) the breach in any material respect of a representation or warranty of the Company in the Trust Indenture and the failure to cure such circumstances or condition within thirty (30) days of notice thereof to the Company by the Trustee or the Noteholders representing at least a 25% Vote of the Outstanding Notes; or (e) certain events of bankruptcy of the Company (Trust Indenture, Section 5.01).

     RIGHTS UPON EVENT OF DEFAULT. In case an Event of Default should occur and be continuing, the Trustee may, or at the direction of the Noteholders representing at least 25% of the outstanding principal amount of the Notes will, declare the Notes due and payable. Upon such declaration, the Notes will immediately become due and payable in an amount equal to their remaining principal amount plus accrued interest at such time. Such a declaration may be rescinded under certain circumstances by a vote of the Noteholders (Trust Indenture, Section 5.02).

     If, following an Event of Default, the Notes have been declared due and payable, the Trustee may exercise one or more of its remedies including, in its discretion, the right to retain the Trust Estate and apply all amounts received with respect to the Trust Estate, first, to payment of its fees and expenses and, then to the payment of the principal of and interest on the Notes (Trust Indenture, Sections 5.04, 5.08 and 6.07). Alternatively, the Trustee may, in its discretion, sell the Trust Estate and apply the proceeds, first, to payment of its fees and expenses and, then, to the amounts due on the Notes (Trust Indenture, Sections 5.04, 5.08 and 5.18).

     The holders of a majority of the aggregate principal amount of the out-standing Notes will have the right to direct the time, method, and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may refuse, however, to follow any such direction that conflicts with law or the Trust Indenture, that is unduly prejudicial to the rights of Noteholders not joining in such direction or that would involve the Trustee in personal liability (Trust Indenture, Section 5.14). The holders of a majority of the aggregate amount of the outstanding Notes may also waive any default, except a default in respect of a covenant or provision of the Trust Indenture which cannot be modified without the waiver or consent of each Noteholder affected
(Trust Indenture, Section 5.15).

airlines operating within Europe and the U.S. with responsibility for operation, market development and sales. He was involed in the development of several turn-key, start-up operations in Berlin, Germany and the United States. Mr.Duckstein attended the Tehcnical University of Berlin, majoring in Economics. He will devote such time to the affairs of the Company as is necessary to carry out his duties to the Company, which is expected to require at a minimum approximately 75% of his work hours.

     The Management Company. JMC, the holder of 100% of the Common Stock of the Company, is the Mangement Company under the Management Agreement. The directors and executive officers of JMC are also the directors and executive officers of the Company. JMC was incorporated in January 1994 (See "THE MANAGEMENT COMPANY AND ITS AFFILIATES").

     Pursuant to the Management Agreement, the Management Company will be responsible for the management and operation of the business of the Company. JMC is responsible for most management decisisons and will have responsibility for supervising the Company's day-to-day operations, including compliance with legal and regulatory requirements, and will be responsible for cash management and communications between the Company and the holders of Notes. The Management Agreement authorizes JMC, in its sole disretion, to acquire, hold title to, sell, lease, re-lease or otherwise dispose of the Income Producing Assets or any interest therein on behalf of the Company when and upon such terms as JMC determines to be in the best interests of the Company.


     The Sales Agent. The Sales Agent is Crispin Koehler Securities, an NASD broker-dealer. Pursuant to a Sales Agency Agreement, a copy of the form of which is included as an exhibit to the Registration Statement for this offering (See "AVAILABLE INFORMATION"), the Sales Agent has agreed to act as the managing underwriter of this Offering. For a description of certain terms of that agreement and the compensation to be received by the Sales Agent in connection with the Offering. See "PLAN OF DISTRIBUTION."


     The Trustee. First Security Bank, National Association, will serve as Indenture Trustee for the Noteholders.

                            BUSINESS OF THE COMPANY

     ACQUISITION POLICIES

     GENERAL. The Company intends to use the net proceeds from this Offering to purchase Income Producing Assets. The Company anticipates that these assets will be Equipment, consisting mainly of aircraft, aircraft engines, aircraft parts or other transportation industry equipment subject to operating or full payout leases with third parties. The Company may also, however, acquire certain Financial Assets, such as indebtedness secured by Equipment and/or leases therefor, or income streams from Equipment Leases.

     JMC will select the Income Producing Assets, or interests therein, which the Company will acquire and will negotiate the terms of acquisition. For these services as well as others performed under the Management Agreement, for as long as the Company is in existence, JMC will receive a quarterly Management Fee calculated as 0.50% of the Aggregate Gross Offering Proceeds from this Offering received up through the end of the calendar quarter for which the fee is earned. JMC may engage one or more third parties, such as third-party brokers, to assist it in identifying assets for acquisition, and their fees will be included in the Adjusted Purchase Price to be paid by the Company. In such a case, however, it will be the responsibility of JMC to select from the assets identified by such a third party those specific assets which the Company will purchase.

     In seeking assets for acquisition and potential lessees, JMC and/or its agents will utilize pre-existing business contacts, other independent brokers, and trade publication advertisements. JMC is a member of several industry trade groups and may utilize its interaction with other industry participants in seeking business opportunities.


     The trade publication, Airfinance Annual 1994/95, listed approximately 300 aircraft leasing companies and approximately 200 banks and financing companies engaged in aircraft industry financing distributed over 40 countries. In January 1997, the trade publication, Flight International, reported that the return of confidence to the air transport industry gathered momentum during 1996, starting with the operating lessors, and was encouraged by signed of increasing lease rates. The Company intends to fill a niche within the aircraft finance industry. The Company believes that many major banks have backed away from aircraft finance even though the aircraft industry will continue to have substantial capital equipment financing requirements, and that financing through the Company will be one of the few sources for transactions in the range of $10,000,000 or less. Based on JMC's experience with the JetFleet Programs, management believes this market segment should provide the Company with a good selection of desirable acquisition criteria such as strong credits, rent guarantees, and residual value guarantees.



     CERTAIN CRITERIA. Among the factors JMC expects to examine in selecting Equipment are the history of the aircraft or aircraft engine model, the size and characteristics of the user base, airworthiness directive and service bulletin compliance, noise requirement compliance, and the age and maintenance history of any particular aircraft or equipment. JMC will attempt to obtain, where possible, from the seller of the Equipment acquired by the Company a residual value guarantee whereunder JMC can require the seller to repurchase, at JMC's option, the Equipment at a repurchase price, which when added to the lease rentals received from the lessee of the Equipment would result in a return of capital invested in the Equipment.

                                   MANAGEMENT

     OFFICERS AND DIRECTORS OF THE COMPANY. The sole director of the Company is Mr. Neal D. Crispin.

     Directors are elected by the sole Common Shareholder of the Company, JetFleet Management Corp., at each annual meeting of the shareholders and serve until their successors are elected and qualified at the next such meeting. Directors, advisory board members, and officers of the Company will not receive compensation of any kind for their services to the Company. In calendar year 1996, Neal Crispin, Marc Anderson and Frank Duckstein ill received an annual salary from JMC of $47,500, $109,650 and $51,2000, respectively. JMC will pay its advisory board members $1,000 for each meeting attended.



     The officers of the Company are Mr. Neal D. Crispin, President, Mr. Marc J. Anderson, Chief Operating Officer, and Mr. Frank Duckstein, Vice President. Officers serve at the discretion of the board of directors of the Company.



     MR. NEAL D. CRISPIN, PRESIDENT AND DIRECTOR, age 51, President and a director of CMA Consolidated, Inc. ("CMA"); the Chief Executive Officer and a director of its wholly-owned subsidiaries, Capital Management Associates founded in 1983, and CMA Capital Management; and Chief Executive Officer, Chief Financial Officer, Secretary and Chairman of the Board of Directors of CMA Capital Corporation. He is also a general partner of JetFleet I and JetFleet II. Mr. Crispin is also President and a Director of JMC. Mr. Crispin has extensive experience in developing asset-based financing alternatives that provide innovative solutions to the financial and tax needs of large corporations. In the past four years CMA has participated in more than $1 billion of these financings. Prior to forming CMA, Mr. Crispin was vice president-finance of an oil and gas company. Previously, Mr. Crispin had been associated with Arthur Young & Co., Certified Public Accountants, as a manager. Prior to joining Arthur Young & Co., Mr. Crispin served as a management consultant, specializing in financial consulting. Mr. Crispin is the husband of Toni M. Perazzo, a Director and Officer of JMC. He received a Bachelors Degree in Economics from the University of California at Santa Barbara and a Masters Degree in Business Administration (specializing in Finance) from the University of California at Berkeley. Mr. Crispin, a certified public accountant, is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Crispin will devote such time to the affairs of the Company as is necessary to carry out his duties to the Company, which is expected to require at a minimum approximately 25% of his work hours.



     MR. MARC J. ANDERSON, CHIEF OPERATING OFFICER, age 60. Mr. Anderson is in charge of portfolio management and aircraft marketing and financing. Prior to joining the Company, Mr. Anderson spent seven years as Senior Vice President Marketing for PLM International, a transportation equipment leasing company which is also the sponsor of syndicated investment programs. While at PLM, he established the company's first aircraft marketing group, closing in excess of 150 aircraft transactions representing over $400 million. He was responsible for the acquisition, modification, leasing and remarketing of all aircraft. During his tenure, Mr. Anderson had an average aircraft on-lease record of 96%. Previously, he was with two aircraft manufacturers where he was responsible for customer contracting, negotiation and documentation of sales agreements and leases and obtaining debt and lease financing. Prior to that, Mr. Anderson was with several airlines in various roles of increasing responsibility. Mr. Anderson is also a Senior Vice President of JMC. Mr. Anderson will devote such time to the affairs of the Company as is necessary to carry out his duties to the Company, which is expected to require at a minimum approximately 50% of his work hours.

                   THE MANAGEMENT COMPANY AND ITS AFFILIATES - Page 14


     JMC is an Affiliate of the corporate general partner of JetFleet I and JetFleet II, two publicly-offered limited partnership programs, and is the parent corporation of JetFleet III, a California corporation. Each of these syndicated entities is engaged in the same business as proposed to be conducted by the Company, and collectively they have raised approximately $63 million in aggregate syndication offering proceeds. JMC manages the assets of those partnerships on behalf of their general partner. Affiliates of JMC, Capital Management Associates and CMA Management Group, Inc. (collectively "CMA"), have acted as sponsors or administrators or in various other capacities with respect to 40 equipment leasing programs, consisting of 28 trust programs and 12 limited partnership programs involving in the aggregate approximately $224 million of computer and related equipment, virtually all of which was purchased by the programs as used equipment (after the equipment had been placed in service by lessors pursuant to then-existing leases). None of these programs has involved aircraft. In the case of each of these programs, interests in the programs were sold to investors pursuant to private offerings. With respect to the vast majority of these offerings, the Sales Agent has acted as the dealer manager.
In addition, CMA has arranged and participated in separate equipment leasing transactions with corporations, involving approximately $1 billion of equipment.

THE MANAGEMENT COMPANY

     The holder of 100% of the Common Stock of the Company is JetFleet Management Corp., a California corporation. JMC is also the management company for the Company pursuant to the Management Agreement between JMC and the Company.

     JMC will have ultimate responsibility and authority for the selection of Income Producing Assets to be acquired by the Company and the leasing, re-leasing and/or subsequent sale of the Income Producing Assets. JMC will have control over, among other things, the negotiation and execution of lease agreements for the Equipment, payment of operating expenses, review of compliance by the Payers with their obligations under the leases or loan agreements, as applicable (including performance of maintenance, the payment of insurance and taxes and compliance with all regulatory requirements), the recovery of possession of Income Producing Assets in the event of a default, foreclosure on collateral securing Financial Asset obligations of Payers and the exercise of other appropriate remedies under the terms of the leases or loan agreements, and all other matters relating to the purchase, lease, use and ownership of the Income Producing Assets. JMC will also be responsible for instituting and prosecuting legal proceedings in the name of the Company.

     JMC has the right, under the Management Agreement, to employ such persons, including under certain circumstances Affiliates of JMC, as it deems necessary for the efficient operation of the Company.

     In addition to sponsoring investment entities such as the Company, JMC also engages or will be engaged in other business activities involving Equipment. JMC intends to build a significant volume of aircraft assets managed and leased for its affiliates and for its own account, growing from the current base of assets owned by the JetFleet Programs, the Company and subsequent investment programs to over $100 million of assets over the next two to three years. Asset management involves several activities: remarketing owned aircraft, lease origination, and buying and selling assets. In addition, JMC will be developing an aircraft marketing business in two ways: first, by supporting the acquisition and remarketing of its existing base of assets managed and leased; and second, by providing a profitable remarketing and sales service to unaffiliated owners, lessors, and lessees of aircraft. Finally, JMC intends to engage in Equipment financing, focusing on financing assets that are difficult to finance utilizing conventional techniques.



     Set forth below is a table showing the beneficial ownership of directors, officers and principal officers of JMC.

                         TABLE OF BENEFICIAL OWNERSHIP
                          OF JETFLEET MANAGEMENT CORP.


                                     Class and No. of
                                       Shares Owned                   Percent
Name of JMC Stockholder          Beneficially and of Record         of Class (1)


Neal D. Crispin, President &            205,400                       76.23%
Chairman of the Board of JMC             Common


Toni M. Perazzo, Vice President-         30,000                       11.13%
Finance, Secretary and Director of       Common
JMC


Marc J. Anderson, Chief Operating         5,000                        1.86%
Officer of JMC (2)                       Common

All directors and officers of JMC       240,400                       89.22%
                                         Common







--------------------------------------------

(1) Based on 264,456 outstanding shares of Common Stock and an aggregate of 5,000 shares of Common Stock issuable under currently exercisable options ( or options exercisable within 60 days of the date of this Prospectus).

(2) Consists of 5,000 shares of Common Stock issuable under currently exercisable options (or options exercisable within 60 days of the date of this Prospectus).





     FIDUCIARY DUTY. Under California law, JMC will be accountable to the Company and its shareholders as a fiduciary, due to its status as a promoter and as sole voting shareholder of the Company, and consequently must exercise good faith and integrity in handling the affairs of the Company. Noteholders that have questions concerning the duties of JMC, as a promoter and controlling shareholder, should consult with their counsel.

     In addition, the Management Agreement between JMC and the Company requires that JMC devote such time as may be necessary for the proper performance of its management duties and shall use its best efforts to carry out the purposes of the Company and shall manage the affairs of the Company to the best of its abilities.

     JMC may not be liable to the Company or the Noteholders for errors in judgment or other acts or omissions not amounting to willful misconduct or gross negligence since provision has been made in the Management Agreement for the exculpation of JMC. The Management Agreement also provides for indemnification of JMC by the Company for liabilities incurred in dealings with third parties on behalf of the Company. To the extent the indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore, unenforceable.

     The Noteholders' interests will also be protected by the provision of the Trust Indenture under which the Notes will be issued, which provides the Noteholders certain rights and contains certain covenants and prohibitions of the Company for the benefit of the Noteholders which will be enforced by the Indenture Trustee (See "THE TRUST INDENTURE").

     JMC COMPENSATION. For as long as the Company is in existence, JMC is entitled under the Management Agreement to receive a quarterly fee (the "Management Fee") of 0.50% of the Aggregate Gross Offering Proceeds received by the Company in the Offering through the end of the quarter in which such fee accrues (Management Agreement, Section 6). JMC and/or its affiliates may also receive reimbursement for accountable general administrative expenses payable to unaffiliated third parties incurred in connection with the administration and management of the Company. Under the Trust Indenture, payment of the Management Fee is subject to the prior payment of any amounts owing on the Notes or to the Trustee. The Management Fee is intended to compensate and reimburse JMC for management of the Company's Income Producing Assets and administering the leases for such equipment. The Management Fee will also compensate JMC for furnishing quarterly and annual statements to the Company and the Trustee with respect to rental collections and resale proceeds, and generating information necessary for the Company to prepare all federal and state income tax returns. In addition, JMC will receive a Organization and Offering Expense Reimbursement to cover expenses for registration, legal counsel, accounting services, printing, trustee services, marketing (including advertising and assisting participating brokers) and other miscellaneous costs and expenses and allocated general administrative and overhead expenses relating to the organization of the Company and the Offering borne by JMC. JMC and/or its Affiliates may also receive a brokerage fee in connection with acquisition of Income Producing Assets by the Company, and/or a remarketing fee in connection with the sale of the Company's assets. In no event will any brokerage or remarketing fee be greater than the usual and customary brokerage fee that would have been paid to an unrelated third party broker (See "CONFLICTS OF INTEREST" and "TABLE OF COMPENSATION TO MANAGEMENT COMPANY AND ITS AFFILIATES").

     OFFICERS, DIRECTORS, AND KEY EMPLOYEES OF JMC. The directors of JMC are Neal D. Crispin and Toni M. Perazzo.



     The officers of JMC are Mr. Neal D. Crispin, President, Mr. Marc J. Anderson, Chief Operating Officer, Ms. Toni M. Perazzo, Vice President - Finance, Secretary and Director, and Mr. Frank Duckstein, Vice President. Officers serve at the discretion of the board of directors.



     MR. NEAL D. CRISPIN, PRESIDENT AND DIRECTOR. See "MANAGEMENT--Officers and Directors of the Company," above.

     MS. TONI M. PERAZZO, DIRECTOR, VICE PRESIDENT - FINANCE & SECRETARY, age 48, is CFO of CMA. Prior to joining CMA in 1990, she was Assistant Vice President for a savings and loan, Controller of an oil and gas syndicator and a senior auditor with Arthur Young & Co., Certified Public Accountants. Ms. Perazzo is also the Vice President-Finance and Secretary of JMC. Ms. Perazzo is the wife of Neal D. Crispin, a Director and Officer of the Company and JMC.
She received her Bachelor's Degree from the University of California at Berkeley and her MBA from the University of Southern California. Ms. Perazzo, a CPA, is a member of the California Society of CPAs and the AICPA. Ms. Perazzo will devote such time to the affairs of the Company as is necessary to carry out her duties to the Company, which is expected to require at a minimum approximately 50% of her work hours.



     MR. MARC J. ANDERSON, CHIEF OPERATING OFFICER. See "MANAGEMENT--Officers and Directors of the Company," above.


     MR. FRANK DUCKSTEIN, VICE PRESIDENT. See "MANAGEMENT--Officers and Directors of the Company," above.


     ADVISORY BOARD. Management of JMC has appointed an advisory board which will consist of distinguished industry experts. The Advisory Board will serve at the pleasure of the Chairman of the Board. Advisory Board responsibilities will include:

         TABLE OF COMPENSATION TO MANAGEMENT COMPANY AND ITS AFFILIATES

     This table sets forth the items of compensation payable to the Management Company and its Affiliates and the estimated amount of such assuming the Minimum and Maximum Offering amounts are raised.


                        OFFERING AND ORGANIZATION STAGE



                                                                                          ESTIMATED AMOUNT ASSUMING
ENTITY RECEIVING                                                                        MINIMUM               MAXIMUM
COMPENSATION                            TYPE OF COMPENSATION                            OFFERING              OFFERING


JetFleet Management Corp.                Organization and Offering Expense               $10,000               $200,000
                                        Reimbursement. Payable to JMC in an
                                        amount up to 2.0% of Aggregate Gross
                                        Offering Proceeds for registration,
                                        legal accounting, printing, trustee,
                                        marketing (including advertising and
                                        assisting participating broker dealers)
                                        related to the offering and the
                                        organization of the Company borne by
                                        JMC. Any excess of such costs over 2.0%
                                        will be paid to JMC in the form of
                                        Common Stock at price of $1.00 per
                                        share.


                             JETFLEET(TM) PROGRAMS

     JMC is an Affiliate of the corporate general partner of JetFleet I and JetFleet II, two publicly-offered limited partnership programs, and corporate parent of JetFleet III, each of which is in the same business as proposed to be conducted by the Company. JMC manages the assets of JetFleet III, and those of JetFleet I and II on behalf of their general partner. JETFLEET(TM) I. Approximately $14.8 million was raised from the public offering of limited partner interests in JetFleet(TM) I frOM June 1989 to June 1991. JetFleet(TM)
I has paID cash distributions to its investors at an average rate of 8.09% of gross investor subscriptions per annum from inception through January 31, 1997.

     JetFleet(TM) I's portfolio consists of A 95.9% and a 24.37% undivided interest in two de Havilland Dash-7 airplanes and a 50% undivided interest in a McDonnell Douglas DC-9. JetFleet(TM) I's original asset, a Boeing 727-200 purchased in 1989 for approximately $6 million was written down by $3.7 million to estimated net realizable book value of $1.5 million in 1992. When the aircraft came off lease in 1994, it was sold and a loss of approximately $235,000 was recognized. All JetFleet(TM) I's assets are currently under lease.

     JETFLEET(TM) II. Approximately $34.7 million was raised from the public offering of limited partnership interests in JetFleet(TM) II from October 1991 through April 1994. JetFleet(TM) II has paid cash distributions TO its investors at an average rate of 11.25% of gross investors' subscriptions per annum from inception through January 31, 1997.

     JetFleet(TM) II has purchased virtually all the remaining interests in JetFleet(TM) I'S Dash-7 and DC-9 aircraft (referred to above), consisting of 4.00%, 75.53% and 50.00% interests in those aircraft. In addition, JetFleet II has purchased 100% interests in two additional Dash-7 aircraft. In April 1995, JetFleet II rescinded a previous transaction with the AGES Group, L.P. ("AGES") for three Pratt & Whitney JT8D-217A engines on lease to AeroMexico because AGES had not obtained certain consents regarding the transfer of ownership. A portion of the rescission proceeds have been used to purchase a Fairchild Metro III Aircraft, a Metro II, a Dash-6 aircraft and a second DC-9 aircraft. Management is seeking investment opportunities for the remaining proceeds.

     In addition, JetFleet II owns twenty-three Pratt & Whitney PT6 turboprop Engines, two Pratt & Whitney PT6A-50 Engines and two Allison Corp. helicopter engines.

     All JetFleet(TM) II's assets are currently under lease.

     JETFLEET(TM) III. Approximately $ 10 million was raised from the public offering of units of a secured bond ($850) and Series A Preferred Stock ($150) in JetFleet(TM) III frOM October 1995 through January 1997. JetFleet(TM) III is current on all its obligations under the bonds issued as part of the unit offering.

     JetFleet(TM) III portfolio consists of one de Havilland Dash 8-100 aircraft, three de Havilland DHC-6 Twin Otters aircraft, one Shorts 3-60 aircraft, one Pratt and Whitney JT8D-9A aircraft engine and a 50% undivided interest in a Fairchild Metro II aircraft. All of JetFleet III's assets are currently under lease.


     Prior Performance Tables showing the performance of JetFleet III are set forth in Appendix A to this Prospectus. Investors desiring additional information concerning JetFleet Programs may request from the Company the prospectus and current periodic reports distributed to JetFleet
Program investors. There is no assurance that the financial performance of the Company will be similar to that of JetFleet III, which is shown in the Prior Performance Tables, or that of the other JetFleet Programs.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as the date of this Prospectus, relating to the beneficial ownership of the classes of the Company's securities by any person or "group," as that term is used in Section 13(d) (3) of the Securities and Exchange Act of 1934 (the "Exchange Act"), known to the Company to own beneficially 5% or more of the outstanding shares of a class of the Company's stock, and known to the Company to be owned by each director of the Company and by all officers and directors of the Company as a group. Each of the persons named below is believed by the Company to possess sole voting and investment power with respect to the shares of the class of stock beneficially owned by such person.


                                                                                      PERCENTAGE OF CLASS
                                                       CLASS AND NO. SHARES
                                                         OWNED BENEFICIALLY           BEFORE(1)     AFTER(2)
                                                            AND OF RECORD             OFFERING    OFFERING
BENEFICIAL OWNERS


JetFleet Management Corp. (1)                                  10,000                   100%        100%
                                                               Common

All directors and officers                                     10,000                   100%        100%
of the Company as a group (2)                                  Common


--------------------------




(1)  JMC will be the sole common shareholder of the Company.

(2) The sole director and President of the Company, Mr. Crispin, does not own any shares in the Company. Shares reported here represent shares owned by JMC, the sole common shareholder of the Company. Mr. Crispin is each a director, executive officer and principal shareholder of JMC, holding 79%, respectively, of the Common Stock of JMC. Toni M. Perazzo, spouse of Mr. Crispin, and a director and officer of JMC, holds 12% of JMC. The remaining 9% of the shares of JMC are held by Richard D. Koehler, an affiliate of the Sales Agent. See also "THE MANAGEMENT COMPANY AND ITS AFFILIATES -- THE MANAGEMENT COMPANY -- Table of Beneficial Ownership".

     OPINION OF COUNSEL. The Company will obtain an opinion from Counsel which states that the sections of the Prospectus which discuss the material tax risks and the section of the Prospectus entitled "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS" accurately describe each of the material tax issues and reflect Counsel's opinion regarding such matters referred to therein. The Notes are intended to serve as an investment vehicle for investors seeking current income and tax benefits are not a significant aspect of an investment in the Notes. Although its conclusions are not free from doubt, Counsel has opined herein, subject to certain conditions and based upon certain representations, that:

     1. NOTES TREATED AS CORPORATE DEBT. The Notes will be treated as valid indebtedness of the Company.

     2. PORTFOLIO INCOME. The interest income from the Notes will be treated as portfolio income.

     3. UNRELATED BUSINESS TAXABLE INCOME. Interest income on the Notes will not be treated as Unrelated Business Taxable Income for those tax exempt investors that do not finance their acquisition of Notes.

     Counsel's opinion is based upon the facts described in this Prospectus and upon facts and assumptions as they have been represented by the Company to Counsel or determined by them as of the date of the opinion. Counsel has not independently audited or verified the facts represented to it by the Company. The material assumptions and representations are summarized below:


     (i) The Notes will be issued pursuant to an exemption under the Trust Indenture Act of 1939, as amended.

     (ii) The Notes will be governed by their constituent documents as described in the Prospectus.

     (iii) The Company will be operated as described in the Prospectus.

     (iv) The Income Producing Assets will generate an annual yield sufficient to service interest on the Notes and will maintain a sufficient residual value so that, together with the excess funds generated from the yield on the Income Producing Assets, the Company can repay the principal balance of the Notes upon maturity.


     Any alteration of the facts may adversely affect the opinion rendered. Furthermore, the opinion of Counsel is based upon existing law and applicable Regulations and Proposed Regulations, current published administrative positions of the Service contained in Revenue Rulings and Revenue Procedures, and Judicial decisions, which are subject to change either prospectively or retroactively.

     Each Prospective Investor should note that the opinion described herein represents only Counsel's best legal judgment and has no binding effect or official status of any kind. Thus, in the absence of a ruling from the Service, there can be no assurance that the Service will not challenge the conclusion or propriety of any of Counsel's opinions and that such challenge would not be upheld by the courts.

                              PLAN OF DISTRIBUTION

     The Company is offering up to $10,000,000 in Notes. The Notes will be sold on a "best efforts" basis by Crispin Koehler Securities ("CKS") and any other participating broker-dealers that are qualified to offer and sell the Notes in a particular state as engaged by the Company and that are members of the National Association of Securities Dealers, Inc. On or before May __, 1998, both (i) the minimum amount of Notes must be subscribed, and (ii) an initial Income Producing Asset for purchase must be specified, or the offering will be terminated, and the escrowed funds, plus any interest earned thereon, will be promptly returned to the investors by the escrow agent. Upon reaching the Minimum Offering Amount of $500,000, the escrowed funds may be released to the Company. Any subsequent sales proceeds from Notes will be immediately available for use by the Company; however, the Company anticipates that it will accept subsequent subscriptions and release from escrow proceeds from such subscriptions at monthly closings until the Termination Date. All subscriptions are subject to the right of the Company to reject any subscription in whole or in part.


     The Company has agreed to pay soliciting broker-dealers, in consideration for their services, a sales commission of 6.0% and pay to CKS an unallocated due diligence and marketing fee of 2.0% to cover certain marketing and selling expenses, a portion of which fee may be reallowed by CKS to certain soliciting broker-dealers to cover the usual selling efforts undertaken by broker-dealers in soliciting purchasers of the Notes and determining whether such prospective purchasers are qualified for such investment. The Company will also pay JetFleet Management Corp. ("JMC") the Organization and Offering Expense Reimbursement. The Company has agreed to indemnify the broker-dealers against certain liabilities, including liabilities under applicable securities laws.

     The offering will terminate on May ___, 1999, unless sooner terminated by the Company upon the failure to achieve the minimum subscription amount, upon the sale of all of the Notes or if the Company believes that suitable assets will not be available for acquisition by the Company or that additional selling efforts will be unsuccessful. Although early termination of the offering may result in the Company selling less than $10 million in aggregate subscriptions for Notes and may expose prior purchasers of Notes to certain risks, the Company does not believe an early termination will have a material adverse effect on any prior purchasers of Notes (See "RISK FACTORS--INVESTMENT RISKS--Lack of Diversification").



     Investor funds will be held in a subscription escrow account with First Security Bank, National Association, Salt Lake City, Utah, as escrow agent, until the minimum offering amount of $500,000 in Note subscriptions are received or the offering has been terminated by the Company. Subscribers' checks must be made payable to "First Security Bank of Utah National Association/AeroCentury Fund IV, Inc. Escrow Account." Broker-dealers must transmit subscription checks directly to the Escrow Agent by noon of the next business day after receipt of such check. On or before May __, 1998, both (i) an initial asset for acquisition by the Company must be identified and an agreement for its purchase executed by the Company, and (ii) the minimum amount of Notes must be subscribed, or the offering will be terminated and the escrowed funds will be promptly returned to the subscribing investors by the escrow agent. Upon the subscription of the minimum amount of Notes, the escrowed funds will be released to the Company.
Any subsequent sales proceeds from the sale of additional Notes will be immediately available for use by the Company and will not constitute a part of the Trust Estate. All subscriptions are subject to the right of the Company to reject any subscription in whole or in part.

     The Escrow Agent will invest escrowed funds only in such accounts or investments as the Company will specify, except that investments will be limited to fully segregated and fully insured interest-bearing accounts, short-term certificates of deposit issued by a bank or short-term securities issued or guaranteed by the United States government. Funds may be released from escrow when the Minimum Offering has been sold and may subsequently be released thereafter at Additional Closings at the discretion of the Company, which are anticipated to be executed on a monthly basis. At each such Closing, interest earned on escrowed funds in excess of escrow fees will be paid to the Company, except that the Company may direct the Escrow Agent to return all of such interest to the investors. The Company will pay all escrow fees and costs up to the amount of any such interest that the Company elects to use for that purpose, and the Management Company will pay any escrow fees and costs in excess of the amount of such interest (such fees and costs are includable in the Organization and Offering Expense Reimbursement to the Management Company). To the extent that there are funds in escrow upon the termination of the Offering which are insufficient to purchase an Income Producing Asset, all such funds will be refunded to the subscribers promptly, together with interest earned thereon. In the event that an investor's subscription is rejected, the Escrow Agent will return the investor's funds, with interest earned thereon, if any, promptly.

     The sole role of the Escrow Agent in this Offering is that of escrow holder. The Escrow Agent has not reviewed this Prospectus or any other offering materials and has not made any representations whatsoever as to the nature of this Offering or its compliance, or lack thereof, with any applicable federal or state laws, rules or regulations. The Escrow Agent does not represent the interests of the Noteholders or potential investors. The Escrow Agent's duties are limited as expressly set forth in the Escrow Agreement. Noteholders and potential investors may request a copy of the Escrow Agreement from the Company. Also a copy of the Escrow Agreement is on file as an exhibit to the Company's Registration Statement with the Securities and Exchange Commission, and a copy may be obtained from the Commission. See "AVAILABLE INFORMATION." The payment of interest and the refund of funds deposited in escrow are provided for in the Escrow Agreement and are not matters of discretion for the Escrow Agent.


     Affiliates of the Company may purchase Notes, and such Notes will be counted toward the Minimum Offering Amount. Such purchase will be made for investment purposes only by such Affiliate, and not with a view toward redistribution.


                                 SALES MATERIAL

     This Offering is made only by means of this Prospectus. In addition to this Prospectus, the Company may use certain sales materials in connection with the offering of the Notes. This material may include, among other things, fact sheets to be used internally by broker-dealers, a sales promotion brochure, prepared speeches for the public seminars, videotaped presentations, invitations to attend public seminars, prospecting letters, mailing cards, "tombstone" advertisements and program summaries. In certain jurisdictions, some or all of the sales material may not be available. The Company has not authorized the use of any other sales material. The information contained in any sales material does not purport to be complete and should not be considered as a part of this Prospectus or the Registration Statement of which this Prospectus is a part, or as incorporated in this Prospectus or the Registration Statement by reference, or as forming the basis of this Offering.


                               LIQUIDITY OF NOTES

     Though the Notes will be registered under the Securities Act, and will be freely tradeable under federal securities laws, there is no established trading market for the Notes (collectively, the "Securities"), and none of the Securities will be listed on any securities exchange. Furthermore, resale of the Securities may be restricted under the securities laws of certain states. The Sales Agent, Crispin Koehler Securities has advised the Company that it may from time to time purchase and sell the Notes in the secondary market, as permitted by applicable laws and regulations, and in accordance with Rule 15(c)
(2)-11 under the Exchange Act. The Company anticipates that other members of the selling group may also engage in such activities. Neither will be obligated, however, to make any such purchases and sales and each, in its sole discretion, may discontinue any such purchases and sales any time without notice to any party. There can be no assurance that there will be secondary market for the Securities or liquidity in the secondary market if one develops.


                                    EXPERTS

     The financial statements of the Company included in this Prospectus have been audited by Vocker Kristofferson & Company, independent certified public accountants, to the extent set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     COLLATERAL. The collateral securing the Company's obligations under the Notes, namely all Income Producing Assets acquired by the Company using net proceeds of the Offering and any proceeds of such assets.

     COMMISSION. The Securities and Exchange Commission.

     COMPANY. AeroCentury Fund IV, Inc., a California corporation.

     EQUIPMENT. An aircraft, or aircraft engine separate from an aircraft, or aircraft equipment or spare parts inventory identified or other mechanical equipment related to the aircraft industry, or in the discretion of JMC, other transportation industries, or any interest in any of the preceding and all additions, improvements and accessions thereto.

     ERISA. The Employee Retirement Income Security Act of 1974, as amended.



     ESCROW AGENT. First Security Bank, National Association, 79 South Main Street, Salt Lake City, Utah 84111.



     EVENT OF DEFAULT. A default in the Company's obligations under the Notes which permits the Trustee pursuant to the Indenture to enforce certain remedies against the Company.

     EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.

     FAA. The Federal Aviation Administration.

     FINAL CLOSING DATE. The date on which the last Closing takes place.

     FINANCIAL ASSETS. Contractual rights or assignments relating to Equipment acquired by the Company which generate revenue for the Company, such as indebtedness secured by Equipment, participation interests in such indebtedness assignments of lessor rights under leases for Equipment and Equipment lease positions or rental streams.

     FULL PAYOUT LEASE. A lease under which the noncancellable rental payments due during the initial term of such lease are at least sufficient to recover the Purchase Price of the Equipment.

     INCOME PRODUCING ASSETS. The Equipment and/or Financial Assets acquired by the Company.

     IRAS. Individual retirement accounts qualifying under Section 408 of the Code.

     IRS. The United States Internal Revenue Service.

     JETFLEET I. JetFleet Aircraft, L.P.

     JETFLEET II. JetFleet Aircraft II, L.P.

     JETFLEET III. JetFleet III, a California corporation.

     JETFLEET PROGRAMS. JetFleet I, JetFleet II and JetFleet III, collectively.

     JMC. JetFleet Management Corp., a California corporation or its successor.

     LEASE. A lease for Equipment owned by the Company.

     LESSEE. The lessee under a Lease for Equipment owned by the Company.

                    REPORT OF VOCKER KRISTOFFERSON AND CO.,
                              INDEPENDENT AUDITORS



Tothe Board of Directors and Stockholders of AeroCentury Fund IV, Inc.



We have audited the accompanying balance sheet of AeroCentury Fund IV, Inc., a development stage California corporation, as of February 15, 1997. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.



We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AeroCentury Fund IV, Inc. at February 15, 1997, in conformity with generally accepted accounting principles.


VOCKER KRISTOFFERSON AND CO.


/s/ VOCKER KRISTOFFERSON AND CO.

February 18, 1997

THE FOLLOWING INFORMATION RELATES TO THE FINANCIAL PERFORMANCE OF JETFLEET III, A PRIOR PROGRAM SPONSORED BY THE MANAGEMENT COMPANY, AND A SEPARATE COMPANY FROM AEROCENTURY FUND IV, INC. ("ACF"). THERE IS NO ASSURANCE THAT THE FUTURE PERFORMANCE OF ACF WILL BE SIMILAR TO JETFLEET III'S.



                                  JETFLEET III

               TABLE I: EXPERIENCE IN RAISING AND INVESTING FUNDS


Table I sets forth information through September 30, 1996 concerning the experience of the Management Company and its Affiliates in raising and investing in JetFleet III:



Dollar Amount Offered                        $ 20,000,000
Dollar Amount Raised                            8,321,000    100.00%
Offering Expenses
Selling Commissions Paid to
  Underwriter (1)                                 499,260      6.00%
Investment Banking Fees
  Paid to Underwriter                             166,420      2.00%
Legal, Professional and Organizational            166,420      2.00%
Available for Investment                        7,488,900     90.00%
Acquisition Costs:
  Purchase Price                                6,935,567     83.35%
  Acquisition Fees paid to Management Company     543,674      6.53%
Total Proceeds Used for Acquisitions            7,479,241     89.88%
Leverage (mortgage financing
  divided by acquisition costs                       None      0.00
Date Offering Begun                        Sept. 27, 1995
Length of Offering (in months) (2)                     12
Months to invest 90% of amounts                        12
 available for investment
(Measured from beginning of offering)

--------
(1) Approximately $325,200 was reallowed to third parties.
(2) The offering is ongoing.



TABLE II:  Compensation to Management Company By Prior Public
           Program

Table II sets forth information concerning payments to the Management Company and its Affiliates by JetFleet III for the period from the inception of JetFleet III through September 30, 1996.

Date Offering Commenced                September 27, 1995
Dollar Amount Raised                      $     8,321,000
Amount Paid to Underwriter from
  Proceeds of Offering
    Sales Commissions (1)                         499,260
    Investment Banking Fee                        166,420
Amount Paid to Management Company
  from Proceeds of Offering
    Organizational and Offering
    Expense Allowed (1)                           166,420
Amount Paid to Management Company
  from Operations
    Management Fee                                 76,763
    Reimbursements                                      0
    Re-lease Fees                                       0
Dollar Amount of Aircraft Sales and
 Refinancings before Deducting Payments to
Management Company                                      0
Amount Paid to Management Company from
  Aircraft Sales and Refinancings                       0

--------
(1) Substantially all this amount was reallowed or repaid to third parties.
(2) The investment banking fee includes due diligence costs.

THE FOLLOWING INFORMATION RELATES TO THE FINANCIAL PERFORMANCE OF JETFLEET III, A PRIOR PROGRAM SPONSORED BY THE MANAGEMENT COMPANY, AND A SEPARATE COMPANY FROM AEROCENTURY FUND IV, INC. ("ACF"). THERE IS NO ASSURANCE THAT THE FUTURE PERFORMANCE OF ACF WILL BE SIMILAR TO JETFLEET III'S.


TABLE III: Operating Results of Prior Public Program


                        8/23/94       Nine Months
                      (inception)   Year Ended      Ended
                      to 12/31/94     12/31/95     9/30/96
                      -----------     --------     -------



Revenues:
  Rent Income, net of
    finance charges    $   --         $11,286    $435,427
  Interest Income         379           1,200      52,133
                          ---          ------     -------
                          379          12,486     487,560

Expenses:
  Interest Expense        --            9,757     381,743
  Professional Fees      500           17,080      19,499
  Management Fees         --            5,848      70,909
  General and
    Administrative        45            1,569       9,401
                         ---           ------     -------
                         545           34,260     481,552
                         ---           ------     -------

Net Income (Loss) before
  Depreciation and
  Amortization          (166)         (21,774)      6,008
                        ----          -------       -----

  Depreciation Expense   --            47,090     439,808
  Amortization Expense   --             4,881      75,216
                        ----          -------       -----

Net Loss          $    (166)      $   (73,745) $ (509,016)
                  =========       ===========  ==========

Net Loss per
  Common Share    $     0.01      $      (0.31) $   (1.02)
                  ==========      ============  =========




TABLE IV: Operating Results of Completed Program

JetFleet III has not completed operations.




TABLE V: Sales or Dispositions of Equipment By Prior Public
Program

JetFleet III has not sold or disposed of any aircraft or interest therein.

THE FOLLOWING INFORMATION RELATES TO THE FINANCIAL PERFORMANCE OF JETFLEET III, A PRIOR PROGRAM SPONSORED BY THE MANAGEMENT COMPANY, AND A SEPARATE COMPANY FROM AEROCENTURY FUND IV, INC. ("ACF"). THERE IS NO ASSURANCE THAT THE FUTURE PERFORMANCE OF ACF WILL BE SIMILAR TO JETFLEET III'S.





TABLE VI: Acquisitions of Properties By Prior Public Program

                         Financing             Contract    Total
Date                     at          Cash      Price Plus  Acquisi-
of        Name and Type  Date of     Down      Acquisi-    tion
Purchase  of Property    Purchase    Payment   tion Fee    Cost


11/30/95  de Havilland
          DHC-8-102
          #13 Aircraft
          (18.81%             0      855,325    855,325     855,325
12/29/95  de Havilland
          DHC-8-102
          #13 Aircraft
          (12.10%             0      549,558    549,558     549,558
2/2/96    de Havilland
          DHC-8-102
          #13 Aircraft
          (11.86%             0      539,117    539,117     539,117
3/4/96    de Havilland
          DHC-8-102
          #13 Aircraft
          (15.62%             0      710,100    710,100     710,100
4/2/96    de Havilland
          DHC-8-102
          #13 Aircraft
          (14.28%)            0      644,400     644,400    644,400
5/2/96    de Havilland
          DHC-8-102
          #13 Aircraft
          (17.69%)                   798,300    798,300     798,300
6/4/96    de Havilland
          DHC-8-102
          #13 Aircraft
          (9.64%)             0      435,600    435,600     435,600
6/4/96    Fairchild
          SA226-TC
          aircraft
          (50%)               0      362,105    362,105     362,105
7/2/96    de Havilland
          DHC-6 #540
          Aircraft            0      863,651    863,651     863,651
8/2/96    de Havilland
          DHC-6 #751
          Aircraft            0      842,755    842,755     842,755
9/16/96   de Havilland
          DHC-6 #696
          Aircraft            0      878,33     878,330     878,330
                             --  ----------  ----------  ----------

Total through 9/30/96) (1)   $0  $7,479,241  $7,479,241  $7,479,241

_____________________________________________

* Consists of $6,935,567 for purchase prices and $534,674 for chargeable acquisition expenses.

Item 26.          Recent Sales of Unregistered Securities.

                           On February 15, 1997 in connection with the
incorporation of the Registrant, the Registrant issued a total of 10,000 shares of Common Stock at a price of $1.00 per share to JetFleet Management Corp., a California corporation ("JMC"), its 100% parent corporation and sole offeree of the stock, in a transaction not involving a public offering, in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). No commissions or discounts were given in connection with the sale.



Item 27.          Exhibits.

                           See Exhibits Index immediately following the
signature page of this Registration Statement.


Item 28.          Undertakings.

                           The undersigned Registrant hereby undertakes:

                           (1)      To file during any period in which offers
or sales are being made, a post-effective amendment to this Registration Statement.

                                    (i)     To include any prospectus required
by Section 10(a)(3) of the Securities Act of 1933, as amended;

                                    (ii)    To reflect in the prospectus any
facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                                    (iii)   To include any material information
with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           (2)      That, for the purpose of determining any
liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3)      To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  Reference  is hereby made to the  information  set forth under
Item 24. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any election, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by or against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Burlingame, State of California on April 10, 1997.


                                              AEROCENTURY FUND IV, INC.
                                              A California Corporation



                                              By: /s/ Neal D. Crispin
                                              Neal D. Crispin, President


In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


SIGNATURE                                            TITLE                              DATE


/s/ Neal D. Crispin                                  President, Director        April 10, 1997
--------------------------------------------
Neal D. Crispin


/s/ Marc J. Anderson                                 Chief Operating Officer    April 10, 1997
--------------------------------------------
Marc J. Anderson


/s/ Frank Duckstein                                  Vice President             April 10, 1997
--------------------------------------------
Frank Duckstein